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         Filed pursuant to Rules 424(b)(3) and 424(c) of Regulation C

                                                      Registration No. 333-42225



PROSPECTUS SUPPLEMENT DATED APRIL 30, 1998
(TO PROSPECTUS DATED FEBRUARY 17, 1998)



                        Rushmore Financial Group, Inc.

                                 Common Stock

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        A total of 815,341 shares of Common Stock were sold by the Company in its initial public offering at a price of $5.50 per share. The offering closed on April 24, 1998, and on April 28, 1998, the Common Stock began trading on the Nasdaq SmallCap Market under the symbol "RFGI."